AMPLICON, INC.
                5 Hutton Centre Drive, Suite 500
                      Santa Ana, CA  92707


                 ANNUAL MEETING OF SHAREHOLDERS
                 TO BE HELD ON OCTOBER 29, 1999


                         PROXY STATEMENT
                     SOLICITATION OF PROXIES


     The accompanying proxy is solicited by the Board of Directors of Amplicon, Inc. (the "Company" or "Amplicon") for use at the Company's Annual Meeting of Shareholders to be held at the Company's corporate offices at 5 Hutton Centre Drive, Suite 500, Santa Ana, California on Friday, October 29, 1999, 10:00 a.m., local time, and at any and all adjournments thereof. All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. Where no specification is made on a properly executed and returned proxy, and unless otherwise indicated in this proxy statement, the shares will be voted FOR the election of all nominees for Directors named in the proxy. Any shareholder has the power to revoke his or her proxy at any time before the Annual Meeting. A proxy may be revoked by delivering a written notice of revocation to the Secretary of the Company, by a subsequent proxy executed by the person executing the proxy and presented to the Annual Meeting or by attendance at the Annual Meeting and voting in person by the person executing the proxy.

     This Proxy Statement is being mailed to the Company's shareholders on or about October 11, 1999. The solicitation of proxies will be made by mail and expenses will be paid by the Company, and will include forwarding solicitation materials regarding the meeting to beneficial owners of the Company's Common Stock. Further solicitation of proxies may be made by telephone or oral communication with some shareholders. All such further solicitation will be made by the Company's regular employees who will not receive additional compensation for that solicitation. The mailing address of the Company's principal executive office is 5 Hutton Centre Drive, Suite 500, Santa Ana, California 92707.


              OUTSTANDING SHARES AND VOTING RIGHTS

     Only holders of record of the 11,721,218 shares of the Company's Common Stock outstanding at the close of business on September 24, 1999, the record date with respect to this solicitation, will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the outstanding shares of Common Stock of the Company entitled to vote at the meeting must be represented in person or by proxy at the Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" (shares held by a broker or nominee which are represented at the Meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, and therefore will have the same effect as a negative vote, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

     No shareholder will be entitled to cumulate votes (i.e., cast for any candidate for election to the Board of Directors, a number of votes greater than the number of the shareholders' shares) unless the names of the candidate or candidates for whom votes will be cumulated have been placed in nomination prior to the voting and the shareholder has given notice at the meeting, prior to voting, of the shareholder's intention to cumulate votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates who have been nominated. If voting for directors is conducted by cumulative voting, each share will be entitled to a number of votes equal to the number of directors to be elected and the votes may be cast for a single candidate or may be distributed among two or more candidates in such proportions as the shareholder may determine. In the event of cumulative voting, the proxy holders intend to distribute the votes represented by the proxies solicited hereby in such proportions as they see fit. If the voting is not conducted by cumulative voting, each share will be entitled to one vote and the holders of the majority of the shares voting at the meeting will be able to elect all of the directors if they choose to do so. The candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected. On all other matters, each share is entitled to one vote.


                     PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of September 24, 1999, certain information as to the number of shares of the Company's Common Stock beneficially owned by each person who is known by the Company to beneficially own more than five percent of the outstanding shares of the Company's Common Stock and by all directors and officers as a group.


                               Amount of the              Percent of the
Name and Address of       Company's Common Stock      Company's Common Stock
Beneficial Owners           Beneficially Owned          Beneficially Owned
-------------------      ------------------------    ------------------------
Patrick E. Paddon               6,545,578 (1,2)               54.4%
 c/o Amplicon, Inc.
 5 Hutton Centre Drive
 Santa Ana, CA 92707
Glen T. Tsuma                   1,356,772                     11.6%
 c/o Amplicon, Inc.
 5 Hutton Centre Drive
 Santa Ana, CA 92707
Donald P. Moriarty              1,087,650                      9.3%
 c/o McGrath, Doyle & Phair
 150 Broadway
 New York, NY 10038
Wellington Management Company     649,300 (3)                  5.5%
 75 State Street
 Boston, MA 02109
Goldman Sachs Group               598,800                      5.1%
 85 Broad Street
 New York, NY 10004
All Directors and               8,085,125 (2,4)               66.3%
 Officers as a Group
 (6 persons)
----------------------
(1)    Includes options to purchase 300,000 shares which are
       exercisable within 60 days of September 24, 1999.
(2)    Does not include 27,890 shares of Common Stock held by
       Mr. Paddon's children, as to which Mr. Paddon disclaims
       any beneficial interest.
(3)    Wellington  Management Company, in its capacity as
       investment adviser, may be deemed to have beneficial
       ownership of such shares that are owned by numerous
       investment advisory clients, none of which is known to
       have such interest with respect to more than five percent .
(4)    Includes options to purchase 465,000 shares which are
       exercisable within 60 days of September 24, 1999.

                             ITEM 1

                      ELECTION OF DIRECTORS

     Directors are elected at each Annual Meeting of Shareholders and hold office until their respective successors are duly elected and qualified. It is the intention of the persons named in the enclosed form of proxy, unless the proxy specifies otherwise, to vote the shares represented by the proxy FOR the election of the nominees set forth below. Although it is anticipated that each nominee will be available to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person as may be designated by the Company's Board of Directors.

     The nominees for the Board of Directors are Patrick E. Paddon, Glen T. Tsuma, Michael H. Lowry, and Harris Ravine. Certain information as of September 24, 1999 with respect to the nominees for election as directors, including the number of shares of the Company's Common Stock beneficially owned by each of them as of September 24, 1999, is set forth under "Directors and Executive Officers" below.

     The Board of Directors met four times during the year ended June 30, 1999. The Board has established an Audit Committee. The Audit Committee consists of Messrs. Tsuma, Lowry and Ravine. The Audit Committee has responsibility for consulting with the Company's officers regarding the scope of the auditor's examination and review of the annual financial statements and accounting policies of the Company. The Audit Committee met two times during the year ended June 30, 1999. Effective January
1997, the entire Board of Directors reviews and approves the granting of stock options. Three stock option meetings were held during the year ended June 30, 1999. All board and committee meetings were attended by each director. The entire Board of Directors of the Company serves as the Compensation Committee.

     Directors  who are  employees of the Company do not  receive any fees for their services as directors. Directors of the Company who are not employees are paid a quarterly retainer of $2,500 plus expenses. Directors are entitled to participate in the Company's 1995 Stock Option Plan. During the year ended June 30, 1999, Michael Lowry was awarded an option dated August 8, 1998 to purchase 10,000 shares of Common Stock at a price of $15.75 per share and Harris Ravine was awarded an option dated April 29, 1999 to purchase 10,000 shares of Common Stock at a price of $13.31 per share. Both options granted become exercisable over a five year period at 20 percent per year and expire ten years from the date of the grant.

                DIRECTORS AND EXECUTIVE OFFICERS

     Current members of the Board of Directors and executive officers, together with certain information regarding them, are as follows:

                                                 Shares of       Percent of
                                               Common Stock     Common Stock
                                               Beneficially     Beneficially
Name                Age    Position                Owned            Owned
----                ---    --------            ------------     ------------
Patrick E. Paddon   48     Chief Executive      6,545,570 (1)       54.4%
                           Officer, President,
                           Director

Glen T. Tsuma       46     Chief Operating      1,356,772           11.6%
                           Officer,
                           Secretary,
                           Director

Michael H. Lowry    54     Director                26,000 (2)         *

Harris Ravine       57     Director                20,000 (3)         *

S. Leslie Jewett    44     Chief Financial        111,775 (4)         *
                           Officer

Neil G. Kenduck     44     General Counsel         25,000 (5)         *
---------------------------
*    Less than one percent
1)   Includes  options to purchase 300,000  shares  which  are exercisable within 60 days of September 24, 1999 but  excludes 27,890 shares held by  Mr. Paddon's  children,  as  to  which  Mr. Paddon  disclaims any beneficial interest.
2)   Includes  options  to purchase 22,000  shares  which  are exercisable within 60 days of September 24, 1999.
3)   Includes options to  purchase 20,000  shares  which  are  exercisable within 60 days of September 24, 1999.
4)   Includes  options to purchase 100,000  shares  which  are exercisable within 60 days of September 24, 1999.
5)   Includes options to purchase  23,000  shares  which  are  exercisable within 60 days of September 24, 1999.

     Patrick E. Paddon founded Amplicon in 1977 and has served as the President and a Director of the Company since its inception. Prior to 1977, Mr. Paddon was the Manager of Corporate Planning and Budgets at Business Systems Technologies, a manufacturer of IBM plug-compatible peripheral equipment. Mr. Paddon is the spouse of Ms. Jewett.

     Glen T. Tsuma joined the Company in May 1981 and has been Chief Operating Officer since August 1989 and Secretary since
October 1991. Prior to joining Amplicon, he was an audit manager with Arthur Young & Company.

     Michael H. Lowry was elected to the Board of Directors in August 1992. Mr. Lowry is a Managing Director of Nomura Securities International, Inc., an investment banking firm. Prior to joining Nomura Securities in February 1994, Mr. Lowry had been employed by the investment banking firm of Bear Stearns & Co., Inc. from 1991 to 1993 and by the investment banking firm of Kidder, Peabody & Co., Incorporated from 1970 to 1990.

     Harris Ravine was elected to the Board of Directors in February 1994. Mr. Ravine is the Chairman and Chief Executive Officer of Andataco/IPL Systems, Inc. since May 1997. Mr. Ravine had been Managing Director of BI Capital, Limited and Technology Investment Officer with The Broe Companies, a real estate investment company from June 1994 to April 1997. Prior thereto, Mr. Ravine was employed by Storage Technology Corporation, a computer manufacturer, in various capacities, including Executive Vice President, Chief Administrative Officer and Group Officer for Midrange Markets from June 1992 to January 1994, Executive Vice President -- Europe, Africa and Middle-East from March 1991 to June 1992, and Executive Vice President and Chief Financial Officer from June 1989 to March 1991.

     S. Leslie Jewett joined the Company in September 1991 as Vice President - Finance. In April 1994, Ms. Jewett was named Chief Financial Officer of the Company. From 1981 to 1990, she held various management positions at Kidder, Peabody & Co., Incorporated, including Senior Vice President, Corporate Finance. Ms. Jewett has a BA from Swarthmore College and an MBA from Stanford University. From 1991 through May 1995, Ms. Jewett was a director of Geonex Corporation which entered into Chapter 11 bankruptcy in 1995. Ms. Jewett is the spouse of Mr. Paddon.

     Neil G. Kenduck joined the Company in September 1991 as General Counsel. From 1986 to 1991 he was an attorney with the law firm of Rutter, O'Sullivan, Greene & Hobbs. Prior to that, he was an attorney with O'Melveny & Myers from 1982 to 1986. Mr. Kenduck graduated with honors from Hofstra Law School and was editor of the law review.

Executive Compensation

     The following table discloses compensation paid by the Company to the Chief Executive Officer and the remaining most highly-paid executive officers for the three fiscal years ended
June 30, 1999:

                                                Long-Term
Name and Principal         Annual Compensation Compensation      Other
 Position            Year    Salary   Bonus      Options      Compensation (1)
------------------   ----   --------  -----      -------      ------------
Patrick E. Paddon    1999   $375,000    --         --            $2,000
 Chief Executive     1998    375,000    --         --             2,000
 Officer             1997    375,000    --         --             2,000
Glen T. Tsuma        1999   $180,000    --         --            $2,000
 Chief Operating     1998    180,000    --         --             2,000
 Officer             1997    180,000    --         --             2,000
S. Leslie Jewett     1999   $120,000    --         --            $2,000
 Chief  Financial    1998    180,000    --         --             2,000
 Officer             1997    180,000    --         --             2,000
Neil G. Kenduck      1999   $205,000  $52,460      --            $2,000
 General Counsel     1998    176,000   30,000      --             2,000
                     1997    160,000   20,000      --             2,000
----------------
1)      Company  contribution  under the Company's  401(k)  Plan, subject to certain vesting restrictions.

Option Grants in Last Fiscal Year

     During  fiscal  1999,  Neil  Kenduck   was  the  only  named
executive officer to receive a stock option grant.

                            % of Total
                          Options Granted                           Grant Date
                 Options  to Employees in    Exercise   Expiration    Present
Name             Granted    Fiscal Year       Price        Date      Value (1)
----             -------  ---------------    --------   ----------  ----------
Neil G. Kenduck   20,000       10.2%          $13.50     10/26/08    $113,200

1)   Based  on  the  Black-Scholes  Option  Pricing  model.   The
     Company's  use of this model should not be construed  as  an endorsement  of its accuracy in valuing options  or  of  the assumptions used in the model.  The actual value, if any, an executive may realize from any option depends upon the actual performance  of Amplicon common stock during the  applicable period.

Aggregate Option Exercises and Fiscal Year End Option Value

      The following table sets forth information with respect to the unexercised options held by the executive officers as of the end of the fiscal year:

                     Number of Unexercised   Value of Unexercised In-the-Money
                   Options at June 30, 1999     Options at June 30, 1999 (1)
                   ------------------------     ----------------------------
Name              Exercisable  Unexercisable     Exercisable  Unexercisable
----              -----------  -------------     -----------  -------------
Patrick E. Paddon   300,000          --           $3,150,000        --
Glen T. Tsuma          --            --               --            --
S. Leslie Jewett    100,000          --              562,498        --
Neil G. Kenduck      23,000        20,000            103,750     $22,000
__________________________
1)   Represents the difference between the most recent closing price of  the Common Stock as of June 30, 1999 as reported  by NASDAQ and the exercise price of the options.

Board of Directors Report on Executive Compensation

     Amplicon has not established a standing compensation committee but instead all executive compensation issues are subject to the review of the entire Board of Directors. The compensation of the Company's Chief Executive Officer has been reviewed and approved by the Company's Board of Directors. The compensation of other key officers has generally been established by the Chief Executive Officer, subject to the review of the Board of Directors. Mr. Paddon and Mr. Tsuma, as executive officers and directors of the Company, therefore participate in all board executive compensation decisions. Mr. Paddon and Mr. Tsuma also review all stock option grants, however, neither of them has received any stock option grants in the last five years.

     The Company's compensation practices have generally been designed to bind the interests of the Company's key executives to the long-term performance of the Company and its shareholders. Compensation for all executives is comprised primarily of 1) base salary and 2) equity participation through common stock ownership or common stock options. Annual bonuses have been paid to certain executives from time to time. Base salaries are established according to the particular position of the individual executive, the current economic and business circumstances of the Company, and competitive conditions in the employment marketplace. Bonus amounts are determined based upon an analysis of individual and Company performance, but generally are not tied to any direct quantitative or qualitative performance factors. To assess the 1999 compensation level of Amplicon's key executives relative to their peers, the Company examined the compensation plans of other public leasing companies, comparable financial service firms and similar emerging growth companies. In fiscal 1999, the base salary for Mr. Kenduck was increased from the prior year. This increase reflects efforts to maintain such compensation at competitive levels. The Company believes that the cash compensation paid to the Company's executive officers is generally less than that paid to others in comparable positions. However, the equity participation of Amplicon's executive officers, both through direct ownership and common stock options, is generally greater than other comparable companies. The executive officers of Amplicon beneficially own approximately 66% of the Company's common stock outstanding. Through having a substantial portion of each executive's long-term compensation derived from participation in the Company's common stock, the Board of Directors believe that the Company has aligned the financial interests of the executive officers with those of the Company's other shareholders.

     CEO Compensation

     Patrick E. Paddon's, Chief Executive Officer, cash compensation was set at $375,000 for fiscal 1999. Mr. Paddon's compensation in fiscal 1999 was not specifically tied to any measures of return on equity or earnings targets. Mr. Paddon's compensation was set at $375,000 by the Board of Directors several years ago based upon a review of compensation levels at comparable public companies. Following the most recent review, the Board of Directors believes Mr. Paddon's compensation is still reasonable and determined at that time that his compensation in fiscal 2000 would remain at $375,000.

Common Stock Performance Graph

      The graph below shows a comparison of five-year cumulative return among Amplicon, the NASDAQ Composite Index and a peer group of public leasing companies comprised of Comdisco, Inc., DVI, Inc. and Electro Rent Corporation, each of which are engaged in the equipment leasing industry as a substantial part of their business, and whose shares have traded publicly for at least five years.

PERFORMANCE GRAPH OMITTED.  REPRESENTED BY THE FOLLOWING TABLE:

                6/30/94  9/30/94  12/31/94  3/31/95  6/30/95  9/30/95  12/31/95
                -------  -------  --------  -------  -------  -------  --------
AMPI              100       95        90       79       77       79        78
NASD Comp         100      108       107      117      133      150       151
Peer Average      100      109       117      140      147      163       187
(con't)

                3/31/96  6/30/96   9/30/96 12/31/96  3/31/97  6/30/97   9/30/97
                -------  -------   ------- --------  -------  -------   -------
AMPI               77       82        91      100      109      117       152
NASD Comp         158      171       177      186      176      208       244
Peer Average      187      214       209      218      208      242       304
(con,t)

               12/31/97  3/31/98   6/30/98  9/30/98 12/31/98  3/31/99   6/30/99
               --------  -------   -------  ------- --------  -------   -------
AMPI              161      234       127      139      147      101       137
NASD Comp         228      267       274      248      322      359       393
Peer Average      325      424       400      259      312      260       339

                 INDEPENDENT PUBLIC ACCOUNTANTS

      The Company has not yet selected its independent public accountants for the year ended June 30, 2000 because its Audit Committee has not yet made a recommendation. Representatives of PricewaterhouseCoopers LLP, the Company's independent public accountants for the year ended June 30, 1999, are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make such statements as they may desire.

               ANNUAL REPORT AND OTHER SEC FILINGS

     The Company's Annual Report, containing audited financial statements for the fiscal years ended June 30, 1999 and 1998, accompanies this Proxy Statement. Upon written request, the Company will send to any shareholder, without charge, a copy of the Annual Report on Form 10-K for the fiscal year ended June 30, 1999, including the financial statements and schedules thereto, which the Company has filed with the Securities and Exchange Commission. The written request must be directed to the attention of the Secretary of the Company, at the address of the Company set forth on the first page of this Proxy Statement.

     Based solely on a review of the copies of Forms 3, 4 and 5 and amendments thereto furnished to the Company, the Company believes that during fiscal 1999 no officer, director or more-than 10% beneficial owner failed to file on a timely basis all reports required by Section 16(a) of the Securities and Exchange Act of 1934, except that Mr. Paddon and Ms. Jewett filed the Form 5 Annual Statement of Changes in Beneficial Ownership 45 days after its required filing date.

                    PROPOSALS OF SHAREHOLDERS

     All proposals of shareholders intended to be presented at the Company's 2000 Annual Meeting of Shareholders must be directed to the attention of and received by the Secretary of the Company, at the address of the Company set forth on the first page of this Proxy Statement, before June 30, 2000 if they are to be considered for inclusion in the Proxy Statement and form of Proxy used in connection with the meeting, in accordance with the rules and regulations of the Securities and Exchange Commission.

                          OTHER MATTERS

     At the time of the preparation of this Proxy Statement, the Board of Directors knows of no other matters which will be acted upon at the Annual Meeting. If any other matters are properly presented for action at the Annual Meeting or any adjournment thereof, proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

                         By Order of the Board of Directors



                         Glen T. Tsuma
                         Secretary


Santa Ana, California
September 24, 1999